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Exhibit 8

List of Principal Subsidiaries
Of
Grupo Industrial Maseca, S.A. de C.V.

Subsidiary	Jurisdiction of Incorporation
Molinos Azteca, S.A. de C.V.	Mexico
Harinera de Veracruz, S.A. de C.V.	Mexico
Molinos Azteca de Jalisco, S.A. de C.V.	Mexico
Molinos Azteca de Chalco, S.A. de C.V.	Mexico
Harinera de Maíz de Jalisco, S.A. de C.V.	Mexico
Harinera de Yucatán, S.A. de C.V.	Mexico
Harinera de Maíz de Mexicali, S.A. de C.V.	Mexico
Molinos Azteca de Chiapas, S.A. de.C.V.	Mexico
Molinos Azteca de Veracruz, S.A. de C.V.	Mexico
Compañía Nacional Almacenadora, S.A. de C.V.	Mexico
Arrendadora de Maquinaria de Chihuahua, S.A. de C.V.	Mexico

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List of Principal Subsidiaries Of Grupo Industrial Maseca, S.A. de C.V.